SUB-ITEM 77H:
Changes in Control
 of Registrant


Federated Core
Trust III
(Registrant)


As of March 31, 2010,
 Federated Total
Return Bond Fund has
attained control of the
Registrant by
acquiring 71.04% of
the voting securities
of the Registrant.




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